EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Partners, LP Reports Third Quarter 2023
Financial and Operating Results
Houston, Texas (November 3, 2023) – Summit Midstream Partners, LP (NYSE: SMLP) (“Summit”, “SMLP” or the “Partnership”) announced today its financial and operating results for the three months ended September 30, 2023.
Highlights
•Third quarter 2023 net income of $3.9 million, adjusted EBITDA of $72.8 million, cash flow available for distributions ("Distributable Cash Flow" or “DCF”) of $38.5 million and free cash flow (“FCF”) of $21.9 million
•Adjusted EBITDA of $72.8 million represents ~24% quarter-over-quarter growth and ~$290 million run-rate
•Connected 77 wells during the third quarter, resulting in 227 wells connected year-to-date and remain on pace to connect a total of ~300 wells by the end 2023
•Reiterating fourth quarter Adjusted EBITDA guidance of $75 million to $85 million
•Active customer base with six drilling rigs and more than 165 DUCs behind our systems
•Executed 15-year contract extension dedicating more than 30,000 leased acres with a key customer in the Williston
•Constructing initial phase of compression project to provide low-pressure service on the Summit Midstream Utica (“SMU”) system
•Launched strategic alternatives review with the goal of maximizing unitholder value
Management Commentary
Heath Deneke, President, Chief Executive Officer, and Chairman, commented, “Summit delivered solid third quarter 2023 financial and operating results that include a significant quarter-over-quarter increase in Adjusted EBITDA and operational progress that supports our projection of achieving approximately $300 million of LTM Adjusted EBITDA by mid-2024. As we look ahead, activity levels behind our systems remain strong with more than 220 new wells scheduled to be turned in line from the fourth quarter of 2023 through the first half of 2024.
We had some solid commercial wins during the quarter, including a long-term contract extension in the Williston Basin of more than 30,000 contiguous and largely undeveloped acreage in Williams County. With this contract extension, we expect our customer to begin a one-rig development program in mid-2024. In addition, we announced that we are constructing the initial phase of a broader centralized compression project to add low-pressure service to our SMU system. We expect this first phase to be in-service by year-end, which will result in an incremental compression fee on approximately 20 MMcf/d beginning in the first quarter of 2024. We continue to work with our customer on the timing of adding compression to the rest of the system.
As previously announced, our Board of Directors launched a strategic alternatives review with the goal of maximizing unitholder value. These alternatives may include, but are not limited to, continued execution of the Partnership’s business plan, sale of assets, refinancing parts or the entirety of its capital structure, sale of the Partnership by merger or cash, or any combination of these and other alternatives. We are very pleased with the continued level of interest from third parties for potential transactions, ranging from the sale of specific assets to consideration for the entire Partnership.
While the Board conducts its review, the Partnership remains focused on its operational performance and execution of its business strategy to increase unitholder value.”
Business Highlights
SMLP’s average daily natural gas throughput for its wholly owned operated systems increased 12% to 1,352 MMcf/d, and liquids volumes increased 20% to 85 Mbbl/d, relative to the second quarter of 2023. OGC natural gas

EXHIBIT 99.1
throughput increased from 781 MMcf/d to 870 MMcf/d, an 11% increase quarter-over-quarter, and generated $11.9 million of adjusted EBITDA, net to SMLP, for the third quarter of 2023. Double E Pipeline gross volumes transported increased from 243 MMcf/d to 327 MMcf/d, a 34% increase quarter-over-quarter, and generated $5.9 million of adjusted EBITDA, net to SMLP, for the third quarter of 2023.
Natural gas price-driven segments:
•Natural gas price-driven segments had combined quarterly segment adjusted EBITDA of $49.1 million, representing 17.4% sequential growth, and combined capital expenditures of $3.1 million in the third quarter of 2023.
•Northeast segment adjusted EBITDA totaled $27.8 million, an increase of $7.6 million from the second quarter 2023, primarily due to a 19.6% increase in volume on our wholly owned systems and an 11% increase in volume from our OGC joint venture. During the third quarter, 14 new wells were brought online behind our wholly owned Summit Midstream Utica (“SMU”) system and eight new wells were connected behind our OGC joint venture. The 14 new wells behind our SMU system were brought online throughout the third quarter. As such, current operated volumes are trending approximately 60 MMcf/d higher than third quarter volumes. We began constructing the initial phase of a centralized compression project behind the SMU system with an expected year-end in-service date. This project adds compression to approximately 20 MMcf/d of volume, resulting in an incremental compression fee beginning in the first quarter of 2024. We continue to evaluate the timing of adding compression on the rest of the system with our key customer. We expect 11 new wells to be connected during the fourth quarter, all of which have already been connected. There is currently two rigs running and 14 DUCs behind our systems.
•Piceance segment adjusted EBITDA totaled $15.3 million, an increase of $0.9 million from the second quarter of 2023, primarily due to a 5.4% increase in volume throughput driven by 12 wells brought online during the quarter, partially offset by natural production declines. We expect approximately 20 new wells to be connected during the fourth quarter, of which eight have already been connected. There are currently 13 DUCs behind the system.
•Barnett segment adjusted EBITDA totaled $6.1 million, a decrease of $1.2 million relative to the second quarter of 2023, primarily due to approximately $1.8 million in other revenue recognized during the second quarter. Volumes decreased 6.6%, primarily due to the continuation of production being temporarily shut-in by one of our customers. We estimate these curtailments impacted segment volumes by approximately 20 MMcf/d during the quarter. Our anchor customer completed six new wells in September that have increased segment volumes to approximately 190 MMcf/d currently. While we do not expect any new wells during the fourth quarter, our anchor customer is expected to bring online 15 to 20 new wells during the first half of 2024. There is currently one rig running and 21 DUCs behind the system.
Oil price-driven segments
•Oil price-driven segments generated $30.8 million of combined segment adjusted EBITDA, representing 38.8% sequential growth, and had combined capital expenditures of $13.7 million.
•Permian segment adjusted EBITDA totaled $5.8 million, an increase of $0.5 million from the second quarter of 2023, primarily due to an increase in proportionate EBITDA from our Double E joint venture.
•Rockies segment adjusted EBITDA totaled $25.0 million, an increase of $8.2 million relative to the second quarter of 2023, primarily due to a 19.7% increase in liquids volume throughput, an 18.2% increase in natural gas volume throughput and higher realized commodity prices. There were 37 new wells connected during the quarter, including six in the DJ Basin and 31 in the Williston Basin. We expect more than 50 new wells to be connected during the fourth quarter, including more than 40 new wells in the DJ Basin that are expected to reach peak production in the second quarter of 2024. We executed a 15-year contract extension with a key customer in the Williston Basin, which includes more than 30,000 dedicated leased acres in southern Williams County. We expect this customer to begin a one-rig development program in mid-2024. In addition, one of our anchor customers in the Williston announced the acquisition of our other anchor customer during the quarter. While integration has historically delayed development for a few months, we are excited about the highly contiguous pro forma dedicated acreage position. We expect this will enable our anchor customer to develop more three-mile laterals to its historic two-mile laterals. There are currently three rigs running and approximately 117 DUCs behind the systems.

EXHIBIT 99.1
The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Average daily throughput (MMcf/d):
Northeast (1)	752	637	658	670
Rockies	117	31	108	30
Permian (1)	—	—	—	18
Piceance	313	305	299	310
Barnett	170	204	184	200
Aggregate average daily throughput	1,352	1,177	1,249	1,228

Average daily throughput (Mbbl/d):
Rockies	85	66	76	62
Aggregate average daily throughput	85	66	76	62

Ohio Gathering average daily throughput (MMcf/d) (2)	870	783	763	648

Double E average daily throughput (MMcf/d) (3)	327	314	278	272
_________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.
(2)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(3)Gross basis, represents 100% of volume throughput for Double E.
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In thousands)		(In thousands)
Reportable segment adjusted EBITDA (1):
Northeast (2)	$27,751	$19,353	$65,806	$57,989
Rockies	24,998	14,262	64,986	43,991
Permian (3)	5,840	4,882	16,283	13,848
Piceance	15,292	14,249	43,640	45,367
Barnett	6,084	7,864	20,380	24,397
Total	$79,965	$60,610	$211,095	$185,592
Less: Corporate and Other (4)	7,175	5,868	19,267	23,630
Adjusted EBITDA	$72,790	$54,742	$191,828	$161,962
__________
(1)We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of adjusted EBITDA for Ohio Gathering, subject to a one-month lag. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.

EXHIBIT 99.1
(3)Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.
(4)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and transaction costs.
Capital Expenditures
Capital expenditures totaled $17.7 million in the third quarter of 2023, inclusive of maintenance capital expenditures of $2.8 million. Capital expenditures in the third quarter of 2023 were primarily related to pad connections and DJ Basin integration projects in the Rockies segment.

	Nine Months Ended September 30,
	2023	2022
	(In thousands)
Cash paid for capital expenditures (1):
Northeast	$2,502	$7,520
Rockies	40,089	6,204
Permian	—	1,406
Piceance	3,910	4,350
Barnett	109	248
Total reportable segment capital expenditures	$46,610	$19,728
Corporate and Other	3,253	1,227
Total cash paid for capital expenditures	$49,863	$20,955
__________
(1)Excludes cash paid for capital expenditures by Ohio Gathering and Double E due to equity method accounting.
Capital & Liquidity
As of September 30, 2023, SMLP had $17.1 million in unrestricted cash on hand and $295 million drawn under its $400 million ABL Revolver and $100.7 million of borrowing availability, after accounting for $4.3 million of issued, but undrawn, letters of credit. As of September 30, 2023, SMLP’s gross availability based on the borrowing base calculation in the credit agreement was $715 million, which is $315 million greater than the $400 million of lender commitments to the ABL Revolver. As of September 30, 2023, SMLP was in compliance with all financial covenants, including interest coverage of 2.2x relative to a minimum interest coverage covenant of 2.0x and first lien leverage ratio of 1.2x relative to a maximum first lien leverage ratio of 2.5x. As of September 30, 2023, SMLP reported a total leverage ratio of approximately 5.5x.
As of September 30, 2023, the Permian Transmission Credit Facility balance was $147.5 million, a reduction of $2.7 million relative to the June 30, 2023 balance of $150.2 million due to scheduled mandatory amortization. The Permian Transmission Term Loan remains non-recourse to SMLP.
MVC Shortfall Payments
SMLP billed its customers $7.2 million in the third quarter of 2023 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the third quarter of 2023, SMLP recognized $7.2 million of gathering revenue associated with MVC shortfall payments. SMLP had no adjustments to MVC shortfall payments in the third quarter of 2023. SMLP’s MVC shortfall payment mechanisms contributed $7.2 million of total adjusted EBITDA in the third quarter of 2023.

EXHIBIT 99.1

	Three Months Ended September 30, 2023
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$84	$84	$—	$84
Piceance	5,499	5,499	—	5,499
Northeast	1,637	1,637	—	1,637
Total MVC shortfall payment adjustments	$7,220	$7,220	$—	$7,220

Total (1)	$7,220	$7,220	$—	$7,220
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.

	Nine Months Ended September 30, 2023
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$138	$138	$—	$138
Piceance	16,435	16,435	—	16,435
Northeast	4,925	4,925	—	4,925
Total MVC shortfall payment adjustments	$21,498	$21,498	$—	$21,498

Total (1)	$21,498	$21,498	$—	$21,498
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.
Quarterly Distribution
The Board of Directors of SMLP’s general partner continued to suspend cash distributions payable on its common units and on its Series A fixed-to-floating rate cumulative redeemable perpetual preferred units (the "Series A Preferred Units") for the period ended September 30, 2023. Unpaid distributions on the Series A Preferred Units will continue to accumulate.
Third Quarter 2023 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on November 3, 2023, to discuss its quarterly operating and financial results. The call can be accessed via teleconference at: Q3 2023 Summit Midstream Partners LP Earnings Conference Call (https://register.vevent.com/register/BIc42a8b051b4d40e8902304edf61e8ef7). Once registration is

EXHIBIT 99.1
completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.
Upcoming Investor Conference
Members of SMLP’s senior management team will attend the 2023 Bank of America Leverage Finance Conference taking place on November 28–29, 2023 and the 2023 Wells Fargo Midstream and Utilities Symposium taking place on December 6–7, 2023. The presentation materials associated with these events will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of the conference.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of MVC shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

EXHIBIT 99.1
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
Distributable Cash Flow
We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
Free Cash Flow
We define free cash flow as distributable cash flow attributable to common and preferred unitholders less growth capital expenditures, less investments in equity method investees, less distributions to common and preferred unitholders. Free cash flow excludes proceeds from asset sales and cash consideration paid for acquisitions.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Partners, LP
SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (v) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity method investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could”, including the estimated closing date of the acquisitions, sources and uses of funding, the benefits of the acquisitions to us and any related opportunities. In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by us or our subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2022 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2023, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(In thousands)
ASSETS
Cash and cash equivalents	$17,097	$11,808
Restricted cash	1,798	1,723
Accounts receivable	78,915	75,287
Other current assets	3,159	8,724
Total current assets	100,969	97,542
Property, plant and equipment, net	1,695,459	1,718,754
Intangible assets, net	182,195	198,718
Investment in equity method investees	491,747	506,677
Other noncurrent assets	39,144	38,273
TOTAL ASSETS	$2,509,514	$2,559,964

LIABILITIES AND CAPITAL
Trade accounts payable	$15,496	$14,052
Accrued expenses	31,542	20,601
Deferred revenue	11,262	9,054
Ad valorem taxes payable	7,969	10,245
Accrued compensation and employee benefits	5,269	16,319
Accrued interest	39,468	17,355
Accrued environmental remediation	1,365	1,365
Accrued settlement payable	6,659	6,667
Current portion of long-term debt	14,258	10,507
Other current liabilities	9,313	11,724
Total current liabilities	142,601	117,889
Long-term debt, net of issuance costs	1,440,832	1,479,855
Noncurrent deferred revenue	31,280	37,694
Noncurrent accrued environmental remediation	1,701	2,340
Other noncurrent liabilities	34,546	38,784
TOTAL LIABILITIES	1,650,960	1,676,562
Commitments and contingencies

Mezzanine Capital
Subsidiary Series A Preferred Units	122,564	118,584

Partners' Capital
Series A Preferred Units	93,769	85,327
Common limited partner capital	642,221	679,491
Total partners' capital	735,990	764,818
TOTAL LIABILITIES AND CAPITAL	$2,509,514	$2,559,964

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$66,035	$61,814	$180,492	$187,465
Natural gas, NGLs and condensate sales	45,120	16,628	130,365	67,364
Other revenues	10,038	10,240	20,728	29,042
Total revenues	121,193	88,682	331,585	283,871
Costs and expenses:
Cost of natural gas and NGLs	27,110	15,080	77,967	64,162
Operation and maintenance	26,161	21,877	75,291	61,216
General and administrative	11,098	8,550	31,897	31,983
Depreciation and amortization	30,778	28,841	90,734	89,397
Transaction costs	144	1,517	926	1,750
Acquisition integration costs	171	—	2,396	—
Gain on asset sales, net	(40)	(99)	(183)	(409)
Long-lived asset impairments	—	7,016	455	91,644
Total costs and expenses	95,422	82,782	279,483	339,743
Other income (expense), net	(315)	—	747	(4)
Gain on interest rate swaps	2,856	5,527	4,851	16,491
Loss on sale of business	(9)	(85)	(45)	(85)
Interest expense	(34,568)	(24,932)	(103,966)	(73,982)
Loss before income taxes and equity method investment income	(6,265)	(13,590)	(46,311)	(113,452)
Income tax benefit (expense)	(72)	68	180	(307)
Income from equity method investees	10,211	5,734	22,302	14,162
Net income (loss)	$3,874	$(7,788)	$(23,829)	$(99,597)

Net loss per limited partner unit:
Common unit – basic	$(0.27)	$(1.28)	$(3.99)	$(9.68)
Common unit – diluted	$(0.27)	$(1.28)	$(3.99)	$(9.68)

Weighted-average limited partner units outstanding:
Common units – basic	10,376	10,168	10,320	10,003
Common units – diluted	10,376	10,168	10,320	10,003
__________

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In thousands)
Other financial data:
Net income (loss)	$3,874	$(7,788)	$(23,829)	$(99,597)
Net cash provided by operating activities	59,119	36,646	110,759	96,805
Capital expenditures	17,685	6,161	49,863	20,955
Contributions to equity method investees	—	—	3,500	8,444
Adjusted EBITDA	72,790	54,742	191,828	161,962
Cash flow available for distributions (1)	38,478	29,766	87,786	87,145
Free Cash Flow	21,922	24,295	38,606	63,279
Distributions (2)	n/a	n/a	n/a	n/a

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,352	1,177	1,249	1,228
Aggregate average daily throughput – liquids (Mbbl/d)	85	66	76	62

Ohio Gathering average daily throughput (MMcf/d) (3)	870	783	763	648
Double E average daily throughput (MMcf/d) (4)	327	314	278	251
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents distributions declared and ultimately paid or expected to be paid to preferred and common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the cash distributions payable on its preferred and common units. Excludes distributions paid on the Subsidiary Series A Preferred Units issued at Summit Permian Transmission Holdco, LLC.
(3)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(4)Gross basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In thousands)
Reconciliations of net income to adjusted EBITDA and Distributable Cash Flow:
Net income (loss)	$3,874	$(7,788)	$(23,829)	$(99,597)
Add:
Interest expense	34,568	24,932	103,966	73,982
Income tax expense (benefit)	72	(68)	(180)	307
Depreciation and amortization (1)	31,013	29,076	91,438	90,101
Proportional adjusted EBITDA for equity method investees (2)	16,917	11,949	42,655	33,807
Adjustments related to capital reimbursement activity (3)	(3,111)	(1,517)	(6,778)	(4,823)
Unit-based and noncash compensation	1,396	692	5,158	2,964
Gain on asset sales, net	(40)	(99)	(183)	(409)
Long-lived asset impairment	—	7,016	455	91,644
Gain on interest rate swaps	(2,856)	(5,527)	(4,851)	(16,491)
Other, net (4)	1,168	1,810	6,279	4,639
Less:
Income from equity method investees	10,211	5,734	22,302	14,162
Adjusted EBITDA	$72,790	$54,742	$191,828	$161,962
Less:
Cash interest paid	10,162	4,054	72,749	46,093
Cash paid for taxes	—	—	15	149
Senior notes interest adjustment (5)	21,392	18,604	22,210	21,414
Maintenance capital expenditures	2,758	2,318	9,068	7,161
Cash flow available for distributions (6)	$38,478	$29,766	$87,786	$87,145
Less:
Growth capital expenditures	14,927	3,843	40,795	13,794
Investment in equity method investee	—	—	3,500	8,444
Distributions on Subsidiary Series A Preferred Units	1,629	1,628	4,885	1,628
Free Cash Flow	$21,922	$24,295	$38,606	$63,279
__________
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E and Ohio Gathering (subject to a one-month lag) adjusted EBITDA.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the nine months ended September 30, 2023, the amount includes $2.4 million of integration costs, $2.7 million of transaction and other costs and $1.6 million of severance expense. For the nine months ended September 30, 2022, the amount includes $2.5 million of severance expenses.
(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.

(6)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Nine Months Ended September 30,
	2023	2022
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:

Net cash provided by operating activities	$110,759	$96,805
Add:
Interest expense, excluding amortization of debt issuance costs	94,473	67,340
Income tax expense (benefit)	(180)	307
Changes in operating assets and liabilities	(6,685)	(3,968)
Proportional adjusted EBITDA for equity method investees (1)	42,655	33,807
Adjustments related to capital reimbursement activity (2)	(6,778)	(4,823)
Realized (gain) loss on swaps	(3,777)	379
Other, net (3)	5,897	4,554
Less:
Distributions from equity method investees	40,732	31,764
Noncash lease expense	3,804	675
Adjusted EBITDA	$191,828	$161,962
Less:
Cash interest paid	72,749	46,093
Cash paid for taxes	15	149
Senior notes interest adjustment (4)	22,210	21,414
Maintenance capital expenditures	9,068	7,161
Cash flow available for distributions (5)	$87,786	$87,145
Less:
Growth capital expenditures	40,795	13,794
Investment in equity method investee	3,500	8,444
Distributions on Subsidiary Series A Preferred Units	4,885	1,628
Free Cash Flow	$38,606	$63,279
__________
(1)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA, subject to a one-month lag.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the nine months ended September 30, 2023, the amount includes $2.4 million of integration costs, $2.7 million of transaction and other costs and $1.6 million of severance expenses. For the nine months ended September 30, 2022, the amount includes $2.5 million of severance expenses and $1.8 million of transaction costs.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.
(5)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP